EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
AND
SERIES A CONVERTIBLE PREFERRED STOCK

OF
I-trax, Inc.

BY
Putter Acquisition Sub, Inc.
a wholly owned subsidiary
OF
Walgreen Co.
AT
$5.40, NET PER COMMON SHARE
AND
$54.00 PLUS THE DIVIDEND AMOUNT, NET PER SERIES A CONVERTIBLE PREFERRED SHARE

THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, APRIL 24, 2008, UNLESS
THE OFFERS ARE EXTENDED.

March 28, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Putter Acquisition Sub, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Walgreen Co., an Illinois corporation (“Walgreens”), to act as Information Agent in connection with Offeror’s Offer to Purchase for cash all the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Shares”) and Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), of I-trax, Inc., a Delaware corporation (“I-trax”), pursuant to Offeror’s Offer to Purchase all issued and outstanding Common Shares at $5.40 per Common Share (the “Common Offer”), and $54.00 plus the Dividend Amount per Preferred Share (the “Preferred Offer”), in each case in cash, without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offers”) enclosed herewith. The “Dividend Amount” applicable to a Preferred Share purchased in the Preferred Offer means the product of (1)(A) the amount of accrued and unpaid dividends on such Preferred Share at the time Offeror accepts shares tendered pursuant to the Offers (the “Acceptance Time”) divided by (B) $3.84, which amount is the average market price of the Common Shares for the ten (10) consecutive trading days prior to and including the date of the Merger Agreement and (2) $5.40 or such greater amount as may have been paid per Common Share to any holder of Common Shares in the Common Offer.

Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offers and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated March 28, 2008.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offers if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to StockTrans, Inc. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4. I-trax’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offers.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to StockTrans, Inc. as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, APRIL 24, 2008, UNLESS THE OFFERS ARE EXTENDED.

The Offers are conditioned upon the number of Shares validly tendered representing more than fifty percent (50%) of the total number of Common Shares outstanding on a fully diluted basis (including the number of Shares issuable pursuant to outstanding warrants and options to acquire Shares and issuable upon conversion of Preferred Shares). As of March 13, 2008, the required minimum number would have been 25,217,027 Common Shares. Each of the Offers is also conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any other waiting period applicable to the Offers or the Merger, shall have expired or terminated and (ii) all required governmental approvals (as set forth in Section 14 of this Offer to Purchase) shall have been obtained. The Offers also are subject to the satisfaction or waiver of the other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offers” of the Offer to Purchase.

The Offers are being made pursuant to an Agreement and Plan of Merger, dated as of March 14, 2008, by and among Walgreens, Offeror and I-trax (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offers by Offeror, and further provides that, following the completion of the Offers, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), Offeror will be merged with and into I-trax (the “Merger”). Following the effective time of the Merger, I-trax will continue as the surviving corporation and become a wholly owned subsidiary of Walgreens and the separate corporate existence of Offeror will cease.

At a meeting held March 14, 2008, the I-trax Board: (1) resolved that the terms of the Merger Agreement are fair to, and in the best interests of, I-trax and I-trax’s stockholders and declared it advisable to enter into the Merger Agreement; (2) authorized the execution, delivery and performance of the Merger Agreement; (3) approved, authorized and adopted the transactions contemplated by the Merger Agreement; (4) recommended acceptance of the Offers and the adoption and approval of the Merger Agreement by the I-trax stockholders; and (5) took action to exempt the transactions contemplated by the Merger Agreement from the restrictions set forth in Section 203 of DGCL.

In order to take advantage of the Offers, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offers, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offers and Tendering Shares” of the Offer to Purchase.

Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and D. F. King & Co., Inc. (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offers. Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offers should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

D. F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Offeror, Walgreens, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offers other than the enclosed documents and the statements contained therein.

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